NORTHFIELD BANK

                              EMPLOYMENT AGREEMENT

     This employment agreement (this "Agreement") is made effective as of the 3rd day of January, 2008 (the "Effective Date"), by and between Northfield Bank (the "Bank"), a federally-chartered savings bank with its principal offices at 1731 Victory Boulevard, Staten Island, New York 10314-3598, and John W. Alexander ("Executive").

                                   WITNESSETH:

     WHEREAS, the Bank is a wholly-owned subsidiary of Northfield Bancorp, Inc., a federally-chartered stock holding company (the "Company"). The Company is a subsidiary of Northfield Bancorp, MHC, a federally-chartered mutual holding company (the "Mutual Holding Company"); and

     WHEREAS, Executive and Northfield Savings Bank, a New York-chartered savings bank (which was the predecessor of the Bank) entered into an employment agreement (the "Original Agreement") dated July 1, 2006, pursuant to which Executive served as Chairman of the Board and Chief Executive Officer of Northfield Savings Bank; and

     WHEREAS, Section 409A of the Internal Revenue Code (the "Code"), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in employment agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

     WHEREAS, the Final Treasury Regulations issued under Code Section 409A in April of 2007 necessitate changes to the Original Agreement, and Executive has agreed to such changes and certain other amendments to the Original Agreement; and

     WHEREAS, the Bank and Executive believe it is in the best interests of the Bank to enter into this Agreement, and Executive is willing to continue to serve in the employ of the Bank on a full-time basis as its Chairman, President and Chief Executive Officer on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the term of Executive's employment hereunder, Executive agrees to serve as the Chairman of the Board, President and Chief Executive Officer of the Bank. Executive shall perform administrative and management services for the Bank which are customarily performed by persons in a similar executive officer capacity. Executive shall be responsible for the overall management of the Company and the Bank and shall be responsible for establishing the business objectives, policies and strategic plan of the Company and the Bank. Executive shall also be responsible for providing leadership and direction to all

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departments  or divisions of the Company and the Bank,  and shall be the primary contact between the Board of Directors and the staff of the Company and the Bank. During said period, Executive also agrees to serve as a director of the Company and the Bank and, if elected, as an officer and director of any subsidiary of the Bank or the Company. Executive's principal place of employment shall be at the Bank's principal executive offices. The Bank shall provide Executive, at his principal place of employment, with support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

2.   TERM OF EMPLOYMENT.

     (a) The term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years. Commencing on the first anniversary date of this Agreement (the "Anniversary Date") and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three (3) years, unless written notice of non-renewal (a "Non-Renewal Notice") is provided to Executive at least thirty
(30) days and not more than sixty (60) days prior to such Anniversary Date, in which case the term of this Agreement shall become fixed and shall end three (3) years following such Anniversary Date. The disinterested members of the Board of Directors (the "Board") of the Bank will conduct a performance evaluation and review of Executive annually for purposes of determining whether to give notice not to extend the term of this Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

     (b) Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive's employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.   COMPENSATION AND REIMBURSEMENT.

     (a) The compensation specified under this Agreement shall constitute consideration paid by the Bank in exchange for duties described in Section 1 of this Agreement. The Bank shall pay Executive, as compensation, a salary of not less than $676,000 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Bank. Such Base Salary shall be payable bi-weekly or, if different, in accordance with the Bank's customary payroll practices. During the term of this Agreement, Executive's Base Salary shall be reviewed at least annually by the 31st day of each January. Such review shall be conducted by the Board or by a committee designated by the Board. The committee or the Board may increase (but not decrease) Executive's Base Salary at any time. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. The Board may engage the services of an independent consultant to determine the appropriate Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to full-time employees of the Bank, on the same basis (including cost) that such benefits are provided to other senior officers of the Bank.

     (b) In addition to the Base Salary provided for in Section 3(a), the Bank will provide Executive with the opportunity to participate in employee benefit

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plans,  arrangements and perquisites  substantially equivalent to those in which
Executive was participating or otherwise deriving a benefit from immediately prior to the beginning of the term of this Agreement, and any other employee benefit plans, arrangements and perquisites suitable for the Bank's senior executives adopted by the Bank subsequent to the Effective Date, and the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder, without separately providing for an arrangement that ensures Executive receives, or will receive, the economic value that Executive would otherwise lose as a result of such adverse effect, unless such changes apply equally to all other employees or senior officers of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, whether tax-qualified or otherwise, including, but not limited to, retirement plans, supplemental retirement plans, deferred
compensation  plans,  pension  plans,   profit-sharing   plans,  employee  stock
ownership plans, stock award or stock option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements (including designation by the Board of eligibility to participate, if applicable). Executive shall also be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Just Cause). Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (c) In addition to the Base Salary provided for by Section 3(a) and other compensation and benefits provided for by Section 3(b), the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive in performing his obligations under this Agreement in accordance with the Bank's reimbursement policies.

     (d) The Bank shall continue to sponsor and pay for the non-qualified supplemental retirement income plan(s) in effect on the date hereof for the benefit of Executive and shall provide Executive with a life insurance policy owned by Executive or a family trust for which the Bank pays all premiums, provided that Executive shall recognize income on such coverage at the rates determined pursuant to applicable federal and state tax laws. The Bank shall also pay or reimburse Executive for the annual dues associated with Executive's membership in a country club of Executive's choice located in the market area served by the Bank. In addition, during the term of this Agreement the Bank shall reimburse Executive for the expense of leasing an automobile for use by Executive under a 36-39 month lease provided the monthly lease payment does not exceed $1,500, and provided further that the monthly lease allowance shall be reviewed by the Board at the end of each three-year lease term. The Bank shall also reimburse Executive for the reasonable expenses associated with the use of such automobile, including gasoline, maintenance expenses and insurance.

     (e) Executive shall be entitled to paid time off in accordance with the standard policies of the Bank for senior executive officers, but in no event less than thirty (30) days paid time off during each year of employment.

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Executive  shall receive his Base Salary and other  benefits  during  periods of paid time off. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank. Executive shall also be entitled to sick leave in accordance with the policies of the Bank, but in no event less than the number of days of sick leave per year to which Executive was entitled at the Effective Date of this Agreement.

4.   OUTSIDE ACTIVITIES.

     During the term of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence approved by the Board, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. Executive also may serve as a member of the board of directors of business, trade association, community and charitable organizations subject to the annual approval of the Board; provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. Executive shall provide to the Board annually a list of all organizations for which Executive serves as a director or in a similar capacity for purposes of obtaining the Board's approval of Executive's service on the boards of such organizations. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive his reasonable expenses associated therewith, except for such items that are tax deductible by the Executive as charitable contributions.

5.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement, the provisions of this Section 5 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any of the following:

          (i) the termination by the Bank of Executive's full-time employment hereunder for any reason other than termination governed by
               Section 6 (Termination for Just Cause) or termination governed by
               Section 7 (Termination for Disability or Death); or

          (ii) Executive's resignation from the Bank's employ for any of the following reasons:

               (A) the failure to elect or reelect or to appoint or reappoint Executive to the positions set forth under Section 1 (without Executive's consent), or the failure to nominate or renominate Executive as a Director of the Bank or the Company;

               (B) a material change in Executive's functions, duties, or responsibilities with the Bank, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above;

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               (C)  a relocation of Executive's principal place of employment by more than 30 miles from the main office of the Bank on Staten Island and the Rahway branch of the Bank in Rahway, New Jersey;

               (D) a material reduction in the benefits and perquisites to Executive from those being provided as of the Effective Date of this Agreement, other than a reduction that is part of a Bank-wide reduction in pay or benefits;

               (E) a liquidation or dissolution of the Company or the Bank, other than a liquidation or dissolution that is caused by a reorganization or a mutual-to-stock conversion of the Mutual Holding Company which does not affect the status of Executive; or

               (F)  a material breach of this Agreement by the Bank.

               Upon the  occurrence of any event  described in clauses (A), (B),
               (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written Notice of Termination, as defined in Section 9(a), given within six (6) full calendar months after the event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights under this Agreement and this Section solely by virtue of the fact that Executive has submitted his resignation, provided Executive has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (F) above.

          (iii) Executive's voluntary resignation from the Bank's employ on the effective date of, or at any time following, a Change in Control of the Bank or the Company during the term of this Agreement. For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Mutual Holding Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's outstanding securities except for any securities purchased by the Bank's employee stock ownership plan or trust; or (b) individuals who constitute the Board of Directors of the

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               Company on the date hereof (the "Incumbent  Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or
               (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement is distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger, consolidation or similar transaction involving the Company is approved by the requisite vote of the Company's stockholders; or
               (e) a  tender  offer  is  made  for  25% or  more  of the  voting
               securities   of  the   Company   and  the   shareholders   owning
               beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares
               have  been  accepted  by  the  tender  offeror.   Notwithstanding
               anything to the contrary herein, a Change in Control shall not be deemed to have occurred in the event that (i) the Company sells less than 50% of its outstanding common stock in one or more stock offerings, or (ii) the Company or the Mutual Holding Company converts to stock form by reorganizing into the stock holding company structure.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's or Company's officers and employees;
(iii) the remaining payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if he had continued his employment with the Bank for a thirty-six (36) month period following his termination of employment, and had earned a bonus and/or incentive award in each year equal in amount to the average bonus and/or incentive award earned by him over the three calendar years preceding the year in which the termination occurs in the case of a termination pursuant to Section 5(a)(i) or 5(a)(ii), or the highest annual bonus and/or incentive award earned by him in any of the three calendar years preceding the year in which the termination occurs in the case of a termination pursuant to
Section 5(a)(iii); and (iv) the annual contributions or payments that would have been made on Executive's behalf to any employee benefit plans of the Bank or the Company as if Executive had continued his employment with the Bank for a thirty-six (36) month period following his termination of employment, based on contributions or payments made (on an annualized basis) at the Date of Termination. Any payments hereunder shall be made in a lump sum within thirty
(30)  days  after  the  Date of  Termination,  or in the  event  Executive  is a

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Specified Employee (within the meaning of Treasury Regulations  ss.1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following Executive's Date of Termination. Such payments shall not be reduced in
the  event  Executive   obtains  other  employment   following   termination  of
employment.

     (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable, medical and dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive and his family prior to Executive's termination. Such coverage shall continue at the Bank's expense for a period of thirty-six (36) months from the Date of Termination.

     (d) Notwithstanding anything herein to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section constitute an "excess parachute payment" under Code Section 280G , or any successor thereto, and in order to avoid such a result, Executive's benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code Section 280G. The allocation of the reduction required hereby shall be determined by Executive, provided, however, that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

     (e) For purposes of Section 5, an "Event of Termination" as used herein shall mean "Separation from Service" as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

6.   TERMINATION FOR JUST CAUSE.

     (a) The term "Termination for Just Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank's Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

     (b) Notwithstanding Section 6(a), the Bank may not terminate Executive for Just Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the

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Board at a meeting of the Board called and held for that  purpose,  finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to this Section 6(b) through the Date of Termination, any unvested stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, any such unvested stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Just Cause. In the Event of Executive's Termination for Just Cause, Executive shall resign as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

7.   TERMINATION FOR DISABILITY OR DEATH.

     (a) The Bank or Executive may terminate Executive's employment after having established Executive's Disability. For purposes of this Agreement, "Disability" shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration.

     (b) In the event of such Disability, Executive's obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall receive the benefits provided under any disability program sponsored by the Company or the Bank. To the extent such benefits are less than Executive's Base Salary, as defined in Section 3(a) on the effective Date of Termination and less than sixty-six and two-thirds percent (66 2/3%) of Executive's Base Salary after the first year following termination, Executive shall receive as a supplement to such disability benefit the difference between the benefits provided under any disability program sponsored by the Company or the Bank and (x) his Base Salary, as defined in Section 3(a), at the rate in effect on the Date of Termination for a period of one (1) year following the Date of Termination by reason of Disability, and (y) sixty-six and two-thirds percent (66 2/3%) of Executive's Base Salary after the first year following termination through the earliest to occur of the date of Executive's death, recovery from such Disability, or the date Executive attains age 65. In calculating the payments due Executive under the Section 6(b), if the disability insurance payments are excludable from Executive's income for federal income tax purposes, such amounts shall be tax adjusted, assuming a combined federal, state and city tax rate of 38%, for purposes of determining the reduction in the payments due under this Agreement to reflect the tax-free nature of the disability insurance payment - by way of illustration, a $100 tax-free disability insurance payment shall reduce the payment due under this Agreement by $161.30. In addition, in the event of termination due to Executive's Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered, at no cost to them, under all benefit plans (including,

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without  limitation,  retirement plans and non-taxable medical and dental plans, and life insurance plans) of the Company or the Bank in which Executive participated prior to the occurrence of Executive's Disability and on the same terms as if Executive were actively employed by the Company or the Bank, and said coverage shall continue through the earliest to occur of (i) Executive's recovery from such Disability, or (ii) Executive's attaining age 65.

     (c) In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary, as defined in Section 3(a), at the rate in effect at the time of Executive's death for a period of one (1) year from the date of Executive's death, and the Bank will continue to provide Executive's family the same non-taxable medical, dental, and other health benefits that were provided by the Bank to Executive's family immediately prior to Executive's death, on the same terms, including cost, as if Executive were actively employed by the Bank, except to the extent the terms (including cost) of such benefits are changed in their application to all continuing employees of the Bank, such coverage to continue for a period of one (1) year after the date of Executive's death.

8.   TERMINATION UPON RETIREMENT.

     Termination of Executive's employment based on "Retirement" shall mean termination of Executive's employment on or after age 65 and in accordance with a retirement policy established by the Board with Executive's consent with respect to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

9.   NOTICE.

     (a) Any notice required under this Agreement shall be in writing and hand-delivered to the other party. Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

     (c) If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement. During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.

10.  POST-TERMINATION OBLIGATIONS.

     Executive shall, upon reasonable notice, furnish such information and assistance honestly and in good faith to the Bank or the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Bank.

11.  NON-COMPETITION AND NON-DISCLOSURE.

     (a) As a material inducement for the Bank to enter into this Agreement, upon any termination of Executive's employment hereunder pursuant to the terms of this Agreement, other than a termination of Executive's employment under Sections 5(a)(iii) or 6 of this Agreement, Executive agrees not to compete with the Bank for a period of two (2) years following such termination in any city, town or county in which Executive's normal business office is located and the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. Executive further agrees that for a period of two (2) years following any termination of employment, he shall not directly or indirectly, solicit, hire, or entice any of the following to cease, terminate, or reduce any relationship with the Bank or the Company or to divert any business from the Bank or the Company: (i) any person who was an employee of the Bank or the Company during the term of this Agreement; or (ii) any customer or client of the Bank or the Company. Further, Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between the Bank or the Company and any individual or entity described in Sections (i) and (ii) of this
Section 11(a). The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank or the Company as it may exist from time to time, are valuable, special and unique assets of the business of the Bank or the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank or the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company. Further, Executive may disclose information regarding the business activities of the Bank or the Company to any bank regulator having regulatory jurisdiction over the activities of the Bank or the Company, pursuant to a formal regulatory request. In the event of a breach, or threatened breach, by Executive of the provisions of this Section, the Bank or the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or the Company, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.  SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

13.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, including the Original Agreement, except that this Agreement shall not affect or operate to reduce any benefit, compensation, tax indemnification or other provision inuring to the benefit of Executive under any agreement between Executive, the Bank or the Company. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.  REQUIRED PROVISIONS.

     (a) The Bank's Board may terminate Executive's employment at any time and for any reason, but any termination by the Bank's Board, other than Termination for Just Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section  8(e)(3)  (12  U.S.C.  1818(e)(3))  or 8(g) (12 U.S.C.  1818(g))  of the
Federal Deposit Insurance Act, the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section  8(e) (12 U.S.C.  1818(e))  or 8(g) (12  U.S.C.1818(g))  of the  Federal
Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in  default  as  defined  in  Section  3(x)  (12  U.S.C.
1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this Agreement may be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, by the Federal Deposit Insurance Corporation if it enters into an agreement to provide assistance to or on behalf of the Bank. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section

1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359, and to the extent applicable, 12 C.F.R. ss.563.39.

17.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provisions of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of law principles, unless superceded by federal law or otherwise specified herein.

20.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive and the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

21.  PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (1) all legal fees incurred by Executive in resolving such dispute or controversy;
(2) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement; and (3) any other compensation otherwise due Executive as a result of a breach of this Agreement by the Bank. Any payments pursuant to this Section 21 shall occur no later than two and one-half months after the dispute is settled or resolved in Executive's favor.

22.  INDEMNIFICATION.

     The Bank and the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense. The Bank shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Office of Thrift Supervision ("OTS") regulations against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, advancement of legal fees and expenses, judgments, court costs and attorneys' fees and the cost of reasonable settlements, provided, however, the Bank or Company shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with OTS regulations and
Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

     (b) Notwithstanding the foregoing, no indemnification shall be made unless the Bank or Company gives the OTS at least sixty (60) days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board of the Bank or Company, and shall be sent to the regional director of the OTS, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the Bank or Company in writing within such notice period, of its objection thereto.

23.  SUCCESSOR TO THE BANK.

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

24.  NON WAIVER.

     The failure of one party to insist upon or enforce strict performance by the others of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to enforce or rely upon same in that or any other instance.

         IN WITNESS WHEREOF the Bank and Executive have signed (or caused to be signed) this Agreement on the Effective Date.

                                       Northfield Bank
Attest:


/s/ Madeline Frank                     By: /s/ Annette Catino
------------------------------------       -------------------------------------
Secretary                              Title: Chairman, Compensation Committee
                                              ----------------------------------


Attest:                                Executive

/s/ Madeline Frank                     /s/ John W. Alexander
------------------------------------   -----------------------------------------
Secretary                              John W. Alexander, Chairman of the Board,
                                       President and Chief Executive Officer


                                       Northfield Bancorp, Inc..
                                       (The Company is executing this Agreement only for purposes of acknowledging the obligations of the Company hereunder.)
Attest:


/s/ Madeline Frank                     By: /s/ Annette Catino
------------------------------------       -------------------------------------
Secretary                              Title: Chairman, Compensation Committee
                                              ----------------------------------